EXHIBIT 15.1
Insilco Holding Co.
Columbus, Ohio

Ladies and Gentlemen:

Registration Statement (Form S-2)

With respect to the registration statement (Post Effective Amendment No. 2 to Form S-2) for Insilco Holding Co., we acknowledge our awareness of the use therein of our report dated May 3, 1999 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

KPMG LLP

Columbus, Ohio
June 1, 1999